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                                                                    EXHIBIT 23.1




                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Southern Financial Bancorp, Inc:


We consent to the incorporation by reference in this Registration Statement on Form S-4 (Amendment 1) of Southern Financial Bancorp, Inc. of our report dated January 23, 2002, with respect to the consolidated balance sheets of Southern Financial Bancorp, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, and to the reference to our firm under the heading "Experts" in the Proxy Statement-Prospectus.



/s/ KPMG LLP


Richmond, Virginia
June 19, 2002